Exhibit 99.1

BROADRIDGE REPORTS FIRST QUARTER FISCAL YEAR 2011 RESULTS

Reaffirms Full Year EPS Guidance

LAKE SUCCESS, New York – November 4, 2010 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the first quarter of its fiscal year 2011. For the three months ended September 30, 2010, the Company reported revenues of $421.4 million, net earnings from continuing operations of $13.3 million and diluted earnings per share from continuing operations of $0.10. This compares with revenues of $438.2 million, net earnings from continuing operations of $26.6 million and diluted earnings per share from continuing operations of $0.19 for the same period last fiscal year.

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “Overall, I am satisfied with our first quarter results. Although the results were lower than last year due primarily to the expected reduction in event-driven revenues, our recurring revenue closed sales were up 94% and we maintained a client revenue retention rate of 98%.

Mr. Daly added, “Consistent with the guidance we provided in August, we expect that operating results will be lower in the first six months of fiscal year 2011 primarily due to the implementation of the Penson outsourcing services agreement and because last year’s results benefited from two large non-recurring mutual fund proxy jobs. Due to the seasonal nature of our business, the first quarter historically contributes the least amount to our annual results. We expect to achieve our full year guidance as a result of our strong closed sales, lower client losses, the implementation of the Penson outsourcing services agreement and recent acquisitions.”

Financial Results for First Quarter Fiscal Year 2011

For the first quarter of fiscal year 2011, revenues decreased 4% to $421.4 million compared to $438.2 million for the comparable period last year. The results were driven primarily by lower event-driven proxy fee revenues and related distribution revenues, partially offset by revenues from sales less losses (“net new business”) and acquisitions. Pre-tax margin from continuing operations of 5.0% decreased compared to 9.7% in the same period last year as a result of the decline in event-driven revenues, coupled with costs related to strategic initiatives and increased investment spend on acquisitions.

Net earnings from continuing operations of $13.3 million decreased compared to $26.6 million for the same period last year. Diluted earnings per share from continuing operations decreased to $0.10 per share on lower weighted-average shares outstanding, compared to $0.19 per share in the first quarter of fiscal year 2010. Closed sales of $23.6 million for the first quarter of fiscal year 2011 were 21% lower (recurring revenue sales were up 94%, while event-driven sales were down 70%) than the results of last year’s comparable quarter. During the first quarter of fiscal year 2011, the Company repurchased approximately 4.5 million shares of Broadridge common stock under its stock repurchase plan at an average price of $20.91 per share.

Analysis of First Quarter Fiscal Year 2011

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment decreased 10% to $279.5 million in the first quarter of fiscal year 2011 compared to the first quarter of fiscal year 2010. The decrease was primarily related to lower event-driven mutual fund proxy fee revenues and related distribution revenues. These declines were partially offset by a positive contribution from recurring revenues from net new business in transaction reporting mainly as a result of the Morgan Stanley Smith Barney (“MSSB”) transaction and revenue gains from acquisitions. Operating margin decreased by 5.3 percentage points to 2.3% as a result of the decline in event-driven fee revenues, coupled with costs related to strategic initiatives including the MSSB transaction and increased investment spend on acquisitions.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased 9% to $141.7 million in the first quarter of fiscal year 2011 compared to the first quarter of fiscal year 2010. Excluding the Penson transaction and the City Networks, Ltd acquisition, revenues and operating margin were essentially unchanged for the first quarter of fiscal year 2011 compared to the first quarter of fiscal year 2010. Revenue from net new business and internal growth were offset by the carryover impact of the prior fiscal year’s client losses and concessions. Internal growth was driven by non-trade revenues and higher fixed income trade volumes, offset by lower equity trade volumes. Operating margin decreased by 5.0 percentage points.

Fiscal Year 2011 Financial Guidance

Consistent with the guidance provided in August, earnings will be lower in the first six months of fiscal year 2011, and we are reaffirming the fiscal year 2011 fully diluted earnings per share from continuing operations guidance range of $1.55 to $1.65, based on a diluted weighted-average shares outstanding range of approximately 128 million to 130 million shares. Free cash flow is expected to remain in the range of approximately $170 million to $220 million, which includes approximately $45 million in investment implementation costs in connection with the Penson outsourcing services agreement and the IBM information technology services agreement. Free cash flow is defined as cash flow from operating activities, less capital expenditures and intangibles. Closed sales are expected to remain in the range of $160 million to $215 million.

Our guidance takes into consideration 4.5 million shares repurchased by the Company during the first quarter of fiscal year 2011. Our guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases in excess of the repurchases needed to be within our 128 million to 130 million diluted weighted-average outstanding shares guidance.

Mr. Daly commented, “I am satisfied with our first quarter performance and expect our full year closed sales and earnings results to be within the guidance ranges we provided in August. Our recurring revenue sales are off to a great start, our client revenue retention rate was 98%, we have new product activities, and in August, we acquired NewRiver, Inc., a leader in mutual fund electronic investor disclosure solutions. We are well positioned to capitalize on revenue, earnings and shareholder value growth when participation and activity in the financial markets improve.”

Non-GAAP Measures

In certain circumstances, results have been presented that are Non-GAAP measures and should be viewed in addition to, and not as a substitute for, the Company’s reported results. Management believes such Non-GAAP measures provide investors with a more complete understanding of Broadridge’s underlying operational results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. Accompanying this release is a reconciliation of Non-GAAP measures to the comparable GAAP measures.

Earnings Conference Call

An analyst conference call will be held today, Thursday, November 4th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will be available to download and print approximately 30 minutes before the webcast on the Broadridge Investor Relations home page at www.broadridge-ir.com. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge is a technology services company focused on global capital markets. Broadridge is the market leader enabling secure and accurate processing of information for communications and securities transactions among issuers, investors and financial intermediaries. Broadridge builds the infrastructure that underpins proxy services for over 90% of public companies and mutual funds in North America; processes more than $3 trillion in fixed income and equity trades per day; and saves companies billions annually through its technology solutions. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, such as our fiscal year 2011 financial guidance, and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the “2010 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the 2010 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; the pricing of Broadridge’s products and services; changes in laws and regulations affecting the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; overall market and economic conditions and their impact on the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; any significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Investors:

Rick Rodick

Broadridge Financial Solutions, Inc.

Vice President, Investor Relations

(516) 472-5474

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2010	2009
Revenues	$421.4	$438.2

Cost of revenues	336.6	338.5
Selling, general and administrative expenses	61.5	53.4
Other expenses, net	2.4	3.8

Total expenses	400.5	395.7

Earnings from continuing operations before income taxes	20.9	42.5
Provision for income taxes	7.6	15.9

Net earnings from continuing operations	13.3	26.6
Loss from discontinued operations, net of tax benefit	—	(0.2)

Net earnings	$13.3	$26.4

Basic earnings per share:
Basic earnings per share from continuing operations	$0.11	$0.19
Basic earnings per share from discontinued operations	—	—

Basic earnings per share	$0.11	$0.19

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.10	$0.19
Diluted earnings per share from discontinued operations	—	—

Diluted earnings per share	$0.10	$0.19

Weighted-average shares outstanding:
Basic	126.5	138.1
Diluted	129.6	140.4
Dividends declared per common share	$0.15	$0.14

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	September 30, 2010	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$180.7	$412.6
Accounts receivable, net of allowance for doubtful accounts of $2.1 and $2.0, respectively	293.7	354.3
Other current assets	110.0	101.7
Assets of discontinued operations	55.9	123.8

Total current assets	640.3	992.4
Property, plant and equipment, net	86.5	87.4
Other non-current assets	162.4	159.0
Goodwill	560.8	509.5
Intangible assets, net	69.3	46.1

Total assets	$1,519.3	$1,794.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$70.5	$91.3
Accrued expenses and other current liabilities	160.3	261.2
Deferred revenues	26.0	34.8
Liabilities of discontinued operations	35.5	99.1

Total current liabilities	292.3	486.4
Long-term debt	324.2	324.1
Deferred taxes	46.1	56.2
Other non-current liabilities	75.7	72.8
Deferred revenues	56.4	47.8

Total liabilities	794.7	987.3

Commitments and contingencies

Stockholders’ equity:
Preferred stock: authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: authorized, 650.0 shares; issued, 146.1 and 145.9 shares, respectively; outstanding, 124.9 and 129.2 shares, respectively	1.5	1.5
Additional paid-in capital	598.2	587.8
Retained earnings	541.4	546.9
Treasury stock—at cost, 21.2 and 16.7 shares, respectively	(421.8)	(327.7)
Accumulated other comprehensive income(loss)	5.3	(1.4)

Total stockholders’ equity	724.6	807.1

Total liabilities and stockholders’ equity	$1,519.3	$1,794.4

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended September 30,
	2010	2009
Investor Communication Solutions	$279.5	$309.9
Securities Processing Solutions	141.7	130.1
Other	—	0.1
Foreign currency exchange	0.2	(1.9)

Total	$421.4	$438.2

	Earnings (Loss) from Continuing Operations before Income Taxes
	Three Months Ended September 30,
	2010	2009
Investor Communication Solutions	$6.4	$23.4
Securities Processing Solutions	20.9	25.6
Other	(8.0)	(6.6)
Foreign currency exchange	1.6	0.1

Total	$20.9	$42.5

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow Guidance

(In millions)

(Unaudited)

	FY11 Range
	Low	High
Net earnings from continuing operations (GAAP)	$201	$212
Depreciation and amortization	65	75
Stock-based compensation expense	30	30
Other	(5)	5

Subtotal	291	322
Working capital changes	(30)	(25)
Long-term assets and liabilities changes	(30)	(20)

Net cash flow provided by continuing operating activities	231	277
Cash Flows From Investing Activities
Capital expenditures and intangibles	(65)	(55)

Free cash flow (Non-GAAP)	$166	$222